OPTION  AMENDMENT  AGREEMENT
                     ----------------------------


THIS AGREEMENT made as of Friday, 28th day of June, 2002


BETWEEN:

		LOCKE B. GOLDSMITH Geologist, of
		Suite 301, 1855 Balsam Street, Vancouver,
		British Columbia, V6K 3M3

		(the "Optionor")
                                                            OF THE FIRST PART
AND:
		PINECREST VENTURES, INC., a company duly
		Incorporated pursuant to the laws of the state of Nevada, and having an office at 4655 Moncton Street, Richmond, British Columbia, V7E 3A8

(the Optionee")
                                                           OF THE SECOND PART
WHEREAS:

(a)	The Optionor and the Optionee have entered into an option agreement dated May 20th, 2001 with respect to certain mineral claims located in the Slocan Mining Division of British Columbia (the "Option Agreement").

(b)	The Optionee has duly completed the first phase of a mineral exploration program on the mineral claim but requires additional time in order to complete the second and third phases.

(c)	Optionor and the Optionee have agreed to amend the dates for the completion of the required exploration expenditures on the terms and conditions hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of $1.00 U.S. funds now paid by the Optionee to the Optionor (the receipt of which is hereby acknowledged), the parties agree as follows:

1.	Section 4(b) of the Option Agreement is hereby deleted and replaced with the following in order to extend the dates for completion of the required completion of Exploration Expenditures on the Property as follows:

4(b) 	The Option shall be exercised by the Optionee:

(i)	paying the Optionor $1000 U.S. on the execution of this Agreement, the receipt of which is hereby acknowledge by the Optionor;

(ii)	allotting and issuing to the Optionor, as fully paid and non -
assessable, the Shares as follows:

(A)	5,000 shares forthwith upon execution of this Agreement
duly issued to the Optionor;

(B)	50,000 shares upon the completion of the third phase of an
exploration program on the Property on or before June 30,
2004

(iii)	incurring Exploration Expenditures of $140,000 U.S. on the Property
on a three phase exploration program as follows:

(A)	$7,500 U.S. duly completed first phase expenditure on November 30,
        2001;

(B)	a further $12,500 U.S. on or before August 30, 2003; and

(C)	a further $120,000 U.S. on or before June 30, 2004.

In the event that the Optionee spends, in any of the above periods, less than the specified sum, it may pay to the Optionor the difference between the amount it actually spent and the specified sum before the expiry of that period in full satisfaction of the Exploration Expenditures to be incurred. In the event that the Optionee spends, in any period, more than the specified sum, the excess shall be carried forward and applied to the Exploration Expenditures to be incurred in succeeding periods.

The Option shall be deemed to be exercised upon the Optionee making all payments, issuing all shares and incurring all Exploration Expenditures in accordance with this Paragraph 4(b)

2.	The Option Agreement shall continue in full force and effect without amendment except as amended by this Agreement





IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written

SIGNED, SEALED AND DELIVERED
BY LOCKE B. GOLDSMITH
in presence of:


/s/   William Robertson
-----------------------------
Signature of Witness

 William Robertson                    /s/   Locke B. Goldsmith
-----------------------------       ------------------------------
Name of Witness                      Locke B. Goldsmith

 c/o 502, 595 Howe Street,
 Vancouver, BC  V6C 2T5
-----------------------------
Address

PINECREST VENTURES, INC.
By its authorized signatory:

/s/ Elston Johnston
----------------------------
Authorized Signatory